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                                                                    EXHIBIT 99.1


GART SPORTS ANNOUNCES FOURTH QUARTER AND 1997 EARNINGS

Greg Waters Joins Company as Senior Vice President - Store Operations DENVER--(BUSINESS WIRE)--April 21, 1998--Gart Sports Company (NASDAQ: GRTS - news) today announced financial results for its fourth quarter and fiscal year ended January 3, 1998, prior to its acquisition of Sportmart. In addition, the Company announced that it has changed its fiscal year end to the Saturday nearest January 31. Due to the change in year-end, the Company also reported results for the 28-day period ended January 31, 1998 in its Form 10-K, incorporating Gart Sports operations for the entire 28 days and Sportmart's operations since January 9, 1998, the effective date of the acquisition.

For the fourth quarter ended January 3, 1998, net sales increased 16.0% to $77.3 million versus $66.6 million in the prior year's quarter. Comparable store sales for the quarter increased 8.5%. Net income for the fourth quarter increased 33.3% to $5.4 million, or $0.97 per basic and $0.95 per diluted share versus $4.0 million, or $0.73 per basic and diluted share in the prior year's quarter.

For the fiscal year ended January 3, 1998, net sales increased 11.9% to $228.4 million versus $204.1 million in the prior year. Comparable store sales for the year increased 5.6%. Net income for the full year, including $395,000 in costs associated with the Sportmart acquisition, increased 50.0% to $6.7 million, or $1.21 per basic share and $1.19 per diluted share versus $4.5 million, or $0.81 per basic and diluted share in the prior year. Gart Sports acquired Sportmart, Inc. on January 9, 1998, in a transaction involving the issuance of 2,180,656 shares of Common Stock in exchange for all of the outstanding Common Stock of Sportmart. There are currently 7,679,550 shares outstanding of the combined company. At the time of the acquisition, Gart Sports operated 64 stores and Sportmart operated 59 stores.

Separately, the Company announced that Greg Waters, 37, joined Gart Sports this month as Senior Vice President - Store Operations from The Sports Authority (NYSE: TSA - news). Mr. Waters most recent position during his seven-year tenure at The Sports Authority was western Regional Vice President, a post he had held since 1994.

Doug Morton, Chairman, President and Chief Executive Officer of Gart Sports stated, ``We are very pleased with our financial performance. In addition to solid top-line growth for the full year, we expanded our operating margins a full percentage point, before merger expenses, through improving merchandise margins and critical attention to our central cost structure.




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Our fourth quarter comp sales are particularly gratifying given that we anniversaried a high single digit comparison from the prior year's quarter.''

Mr. Morton continued, ``The integration of Gart Sports and Sportmart into a unified organization is proceeding smoothly and should result in a much leaner company with core competencies in every area. By mid-year, we expect to complete the consolidation and upgrade of our MIS systems, and will continue to make merchandising improvements in both store bases throughout 1998. Most importantly, with highly experienced retail executives like Greg Waters, a proven specialist in store operations, we believe we have the right management team to complete our transition plan and begin a targeted expansion program. We currently plan to open three to seven new superstores this year and to begin a refurbishment program for the Sportmart stores. As a newly public company with exciting, innovative concepts and the financial flexibility to support growth, we are confident in our prospects as we enter the new year.''

Gart Sports is the second largest full-line sporting goods retailer in the U.S. and the leading full-line sporting goods retailer in the Rocky Mountain region, with pro forma combined revenues of approximately $700 million. The Company offers a comprehensive high-quality assortment of brand name sporting apparel and equipment at competitive prices, and operates 122 stores in 16 states under the Gart Sports and Sportmart names.

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company's actual results in future periods to differ materially from forecasted results. Those risks include, among other things, the competitive environment in the sporting goods industry in general and in the Company's specific market area, inflation, changes in costs of goods and services and economic conditions in general and in the Company's specific market area. Those and other risks are more fully described in the Company's filings with the Securities and Exchange Commission.

                      GART SPORTS COMPANY AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

           (Dollars in Thousands, Except Share and Per Share Amounts)

                                  13 Weeks         13 Weeks         52 Weeks         52 Weeks
                                  ended            ended            ended            ended
                                  January 3,       January 4,       January 3,       January 4,
                                  1998             1997             1998             1997
Net sales                         $ 77,327         $ 66,641         $228,379         $204,126
Cost of goods sold,
 buying, distribution





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
 and occupancy                       51,818           45,323           164,289          148,420

   Gross profit                      25,509           21,318            64,090           55,706

Operating expenses                   16,348           14,832            52,721           47,604

Merger integration costs                252              ---               395              ---

    Operating income                  8,909            6,486            10,974            8,102

Non-operating income
 (expense):
    Interest expense                   (303)            (383)             (983)          (1,601)
    Other income                         35              339               776              637
                                       (268)             (44)             (207)            (964)
    Income before income
     taxes                            8,641            6,442            10,767            7,138

Income tax expense                    3,280            2,420             4,083            2,681
    Net income                  $     5,361      $     4,022       $     6,684      $     4,457

Earnings per share:
        Basic                   $      0.97      $      0.73       $      1.21      $      0.81
        Diluted                 $      0.95      $      0.73       $      1.19      $      0.81

Weighted average
 shares of common
 stock outstanding                5,498,894        5,506,277         5,501,673        5,512,886
Weighted average
 shares of common
 stock and common
 stock equivalents
 outstanding                      5,649,959        5,506,277         5,596,823        5,512,886
-0-





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